PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000
FOR IMMEDIATE RELEASE
February 2, 2011

Landmark Bancorp, Inc. Announces Results for Fourth Quarter and Year Ended December 31, 2010
Declares Cash Dividend of $0.19 per Share for Landmark Stockholders

(Manhattan, KS, February 2, 2011) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported net earnings of $844,000 ($0.32 per diluted share) for the quarter ended December 31, 2010, compared to net earnings of $1.1 million ($0.43 per diluted share) for the fourth quarter of 2009. For the year ended December 31, 2010, we reported net earnings of $2.0 million ($0.78 per diluted share), compared to net earnings of $3.3 million ($1.25 per diluted share) in 2009. Management will host a conference call to discuss these results on Thursday, February 3, 2011, at 10:00 am (CT). Investors may participate in the earnings call via telephone by dialing (877) 317-6789. A replay of the call will be available through March 6, 2011, by dialing (877) 344-7529 and using conference number 447350.

Additionally, we announced that our Board of Directors declared a cash dividend of $0.19 per share, to be paid March 7, 2011, to common stockholders of record on February 23, 2011.

Patrick L. Alexander, President and Chief Executive Officer, commented: “We reported net earnings of $844,000 for the fourth quarter of 2010 and $2.0 million for the full year of 2010, as we continued to achieve solid fundamental earnings while providing for credit costs associated with working diligently to improve asset quality and address issues in the loan portfolio. We have made steady progress in reducing nonperforming assets by aggressively managing our loan portfolio and strengthening our balance sheet in a challenging economic and credit environment. Our ratio of nonperforming loans to total loans has decreased to 1.5% at December 31, 2010, compared to 3.4% at December 31, 2009. While it is difficult to forecast future events, we believe our strong capital position, loan portfolio management, and underlying fundamental earnings all position us to deal with the current challenges and give us reason for optimism for 2011 and beyond.”

Fourth-Quarter Financial Highlights

Net interest income was $4.4 million for the quarter ended December 31, 2010, a decline of $184,000, or 4.0%, compared to the fourth quarter of 2009. While net interest margin, on a tax equivalent basis, increased to 3.78% for the fourth quarter of 2010 from 3.66% for the same period of 2009, this improvement was more than offset by lower average interest-earning asset balances. The provision for loan losses totaled $700,000 during the fourth quarter of 2010, compared to $300,000 during the fourth quarter of 2009.

Total non-interest income increased to $2.7 million for the fourth quarter of 2010, up $924,000, or 51.7%, from a year earlier. The increase in non-interest income was primarily attributable to a $747,000 increase in gains on sale of loans, as origination volumes of residential real estate loans sold in the secondary market increased in the fourth quarter of 2010. Higher refinancing activity associated with the low mortgage rate environment drove the increase in residential real estate loan originations.

We did not record any net impairment losses on investment securities during the fourth quarter of 2010 as compared to the fourth quarter of 2009, when we recorded a credit-related, other-than-temporary impairment loss of $252,000 on our investments in pooled trust preferred investment securities.

Non-interest expense was $5.7 million for the fourth quarter of 2010, an increase of $968,000, or 20.5%, compared to the same period of 2009. The change in non-interest expense included increases of $381,000 in foreclosure and real estate owned expense and $274,000 in professional fees. The increase in foreclosure and real estate owned expense was primarily the result of a provision to record valuation allowances to reflect declines in the fair value of certain real estate owned assets. The increase in professional fees was primarily related to legal action seeking payment from the guarantor of a construction loan that was partially charged off in the second quarter of 2010. During the fourth quarter of 2010, we recorded a tax benefit of $84,000 compared to tax expense of $7,000, or an effective tax rate of 0.6%, during the same period of 2009. The decline in effective tax rate was driven by lower taxable income, while our tax-exempt investment income and bank owned life insurance income remained similar between the quarters. In addition, the fourth quarters of both 2010 and 2009 reflect the recognition of previously unrealized tax benefits, amounting to $100,000 and $162,000 respectively, which favorably impacted our effective tax rate in both periods.

Full-Year Financial Highlights

Net interest income for 2010 was $18.0 million, a decrease of $134,000, or 0.7%, based on lower average interest-earning assets compared to 2009. Net interest margin, on a tax equivalent basis, increased to 3.78% for 2010 from 3.57% during 2009. The provision for loan losses increased to $5.9 million in 2010, compared to $3.3 million in 2009.  The provision for loan losses reflected the increased charge-offs that occurred in the second quarter of 2010, primarily related to a significant decline in appraised value of the collateral securing a previously identified and impaired construction loan. While it was necessary to recognize the loss based on appraised value, we continue to pursue payment from the guarantor.

Total non-interest income increased $704,000, or 8.4%, to $9.1 million in 2010 compared to 2009. The increase in non-interest income included a $355,000 increase in gains on sales of loans and a $284,000 increase in fees and service charges.

Net gains and losses on investment securities experienced a favorable change of $1.1 million between 2010 and 2009. We recorded credit-related, other-than-temporary impairment losses on our investment securities portfolio during both 2010 and 2009, but the net impairment loss declined from $961,000 during 2009 to $391,000 during 2010. Also, we realized a $563,000 gain on the sale of investments in 2010 due to the sale of a portion of our mortgage-backed investment securities portfolio, compared to a gain of only $9,000 during 2009.

Non-interest expense totaled $20.0 million in 2010, an increase of $1.1 million, or 5.7%, compared to 2009. The increase in non-interest expense was primarily due to increases of $452,000 in compensation and benefits and $355,000 in foreclosure and real estate owned expense. The May 2009 acquisition of a branch in Lawrence, Kansas, contributed to the increase in compensation and benefits expense in 2010 compared to 2009. During 2010, we recorded a tax benefit of $615,000 compared to tax expense of $146,000, or an effective tax rate of 4.3%, during 2009. The decline in effective tax rate was driven by lower taxable income, primarily as a result of our increased provision for loan losses, while our tax-exempt investment income and bank owned life insurance income remained similar between the years.

Balance Sheet Highlights

Total assets decreased to $561.5 million at December 31, 2010, from $584.2 million at December 31, 2009. Stockholders’ equity was $53.8 million (book value of $20.41 per share) at December 31, 2010, compared to $53.9 million (book value of $20.62 per share) as of December 31, 2009. The ratio of equity to total assets improved to 9.58% at December 31, 2010, from 9.23% a year earlier. Net loans decreased to $306.7 million at December 31, 2010, compared to $342.7 million at December 31, 2009. The decline in our loan balances was the result of multiple factors, including our decision to reduce exposure to construction and land loans, reduced loan demand from our customers, increased loan charge-offs and normal run-off in our one-to-four-family residential real estate loans.

At December 31, 2010, the allowance for loan losses was $5.0 million, or 1.6% of gross loans outstanding, compared to $5.5 million, or 1.6% of gross loans outstanding at December 31, 2009.  Loans past due 30-89 days and still accruing interest totaled $1.4 million, or 0.4% of gross loans, at December 31, 2010, compared to $2.5 million, or 0.7% of gross loans, at December 31, 2009. Non-accrual loans, which primarily consist of loans greater than 90 days past due, totaled $4.8 million, or 1.5% of gross loans, at December 31, 2010, down from $11.8 million, or 3.4% of gross loans, at December 31, 2009. During 2010 we had net loan charge-offs of $6.4 million, compared to $1.7 million during 2009. The increase in net loan charge-offs was principally associated with a $4.3 million construction loan and a $2.3 million commercial agriculture loan. During 2010, we charged off the remaining balance of the commercial agriculture loan and $3.3 million of the construction loan. In 2009, our net loan charge-offs related primarily to a commercial loan relationship that was liquidated in bankruptcy.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 21 locations in 16 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
(Dollars in thousands)	December 31,	December 31,
	2010	2009
ASSETS:
Cash and cash equivalents	$9,735	$12,379
Investment securities	175,872	169,619
Loans, net	306,668	342,738
Loans held for sale	12,576	4,703
Premises and equipment, net	15,225	15,877
Goodwill	12,894	12,894
Other intangible assets, net	2,233	2,481
Bank owned life insurance	13,080	12,548
Other assets	13,223	10,928

TOTAL ASSETS	$561,506	$584,167

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$431,314	$438,595
Federal Home Loan Bank and other borrowings	70,301	82,183
Other liabilities	6,074	9,494

Total liabilities	507,689	530,272

Stockholders' equity	53,817	53,895

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$561,506	$584,167

LOANS (unaudited):
(Dollars in thousands)	December 31,	December 31,
	2010	2009

One-to-four family residential real estate	$79,631	$89,295
Construction and land	23,652	36,864
Commercial real estate	92,124	99,459
Commercial	57,286	61,347
Agriculture	38,836	38,205
Municipal	5,393	5,672
Consumer	14,385	16,922
Net deferred loan costs and loans in process	328	442
Allowance for loan losses	(4,967)	(5,468)
Loans, net	$306,668	$342,738

NONPERFORMING ASSETS (unaudited):
(Dollars in thousands)	December 31,	December 31,
	2010	2009

Non-accrual loans	$4,817	$11,830
Accruing loans over 90 days past due	-	-
Nonperforming investments	1,125	1,528
Real estate owned	3,194	1,129
Total nonperforming assets	$9,136	$14,487

Loans past due 30-89 days and still accruing to gross loans outstanding	0.4%	0.7%
Total nonperforming loans to gross loans outstanding	1.5%	3.4%
Total nonperforming assets to total assets	1.6%	2.5%
Allowance for loan losses to gross loans outstanding	1.6%	1.6%
Allowance for loan losses to total nonperforming loans	103.1%	46.2%

Financial Highlights (continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited):
(Dollars in thousands, except per share data)
	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009
Interest income:
Loans	$4,641	$5,041	$19,246	$20,574
Investment securities and other	1,160	1,585	5,105	6,692
Total interest income	5,801	6,626	24,351	27,266

Interest expense:
Deposits	863	1,222	3,786	5,820
Borrowed funds	501	783	2,519	3,266
Total interest expense	1,364	2,005	6,305	9,086

Net interest income	4,437	4,621	18,046	18,180
Provision for loan losses	700	300	5,900	3,300
Net interest income after provision for loan losses	3,737	4,321	12,146	14,880

Non-interest income:
Fees and service charges	1,236	1,133	4,706	4,422
Gains on sales of loans, net	1,209	462	3,446	3,091
Bank owned life insurance	134	135	506	508
Other	132	57	482	415
Total non-interest income	2,711	1,787	9,140	8,436

Investment securities gains (losses), net:
Net impairment losses	-	(252)	(391)	(961)
Gains on sales of investment securities	-	9	563	9
Investment securities gains (losses), net	-	(243)	172	(952)

Non-interest expense:
Compensation and benefits	2,517	2,323	9,514	9,062
Occupancy and equipment	686	694	2,809	2,724
Data processing	239	195	879	778
Professional fees	398	124	831	678
Amortization of intangibles	221	193	790	767
Foreclosure and real estate owned expense	485	104	763	408
Federal deposit insurance premiums	181	193	723	849
Advertising	243	119	617	480
Other	718	775	3,104	3,200
Total non-interest expense	5,688	4,720	20,030	18,946

Earnings before income taxes	760	1,145	1,428	3,418
Income tax expense (benefit)	(84)	7	(615)	146
Net earnings	$844	$1,138	$2,043	$3,272

Net earnings per share (1)
Basic	$0.32	$0.43	$0.78	$1.25
Diluted	0.32	0.43	0.78	1.25

Book value per share (1)	$20.41	$20.62	$20.41	$20.62

Shares outstanding at end of period	2,636,891	2,614,268	2,636,891	2,614,268

Weighted average common shares outstanding - basic	2,635,938	2,614,268	2,628,657	2,614,401
Weighted average common shares outstanding - diluted	2,636,939	2,619,477	2,629,683	2,619,762

(1) Per share values at or for the periods ended December 31, 2009 have been adjusted to give effect to the 5% stock dividend paid during December 2010.

OTHER DATA (unaudited):
	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009

Return on average assets (2)	0.59%	0.75%	0.35%	0.54%
Return on average equity (2)	6.09%	8.33%	3.73%	6.18%
Equity to total assets	9.58%	9.23%	9.58%	9.23%
Net interest margin (2) (3)	3.78%	3.66%	3.78%	3.57%

(2) Information for the three months ended December 31 is annualized.
(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.